UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2007

HOMELAND ENERGY SOLUTIONS, LLC
 (Exact name of registrant as specified in its charter)

Iowa	333-135967	20-3919356
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

106 W. Main Street, Riceville, IA	50466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (641) 985-4025

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry Into a Material Definitive Agreement and Item 2.03 — Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Business Loan Agreement and Change in Terms Agreement between Homeland Energy Solutions, LLC and Home Federal Savings Bank

The following disclosures are made in compliance with (i) Item 1.01 Entry into a Material Definitive Agreement; and (ii) Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant:

On March 23, 2007, we entered into a Promissory Note and Business Loan Agreement (the “Bridge Loan”) with Home Federal Savings Bank establishing a credit facility for interim financing in the amount of $3,517,572.00. We previously filed a current report on Form 8-K on March 27, 2007, which erroneously stated that the amount of the loan was $4,517,572.00. In addition, on April 23, 2007, we entered into a Change of Terms Agreement with Home Federal Savings Bank on April 23, 2007, which revised the terms of our repayment obligations regarding the payment of interest. Previously, we were obligated to begin making monthly interest payments on April 23, 2007, at an interest rate of 8.25%, with a final payment of the principal amount plus any accrued interest due on March 23, 2008. Under the Change in Terms Agreement, we agreed to pay the loan in one principal payment of $3,517,572.00 plus interest at a rate of 8.25% on March 23, 2008. We expect to pay the balance when we close on our senior debt financing and release equity proceeds from escrow; however, there is no assurance or guarantee that we will be able to successfully close our project financing.

We previously obtained certain real estate options in Chickasaw County, Iowa in order to secure land to construct our proposed 100 million gallon per year ethanol plant. In order to exercise the options before they expired on April 1, 2007, we used the loan funds to purchase most of the land for our plant site.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: May 3, 2007

/s/ Stephen Eastman
Stephen Eastman
President
(Principal Executive Officer)